Exhibit 5.14

July 23, 2014

Golden Star Resources Ltd.

150 King Street West

Sun Financial Tower, Suite 1200

Toronto, Ontario M5H 1J9

Ladies and Gentlemen:

Re: Registration Statement on Form F-10

We hereby consent to the reference to us in this Amendment No. 1 to the Registration Statement (the “Registration Statement”) on Form F-10 (No. 333- 196906) of Golden Star Resources Ltd. and to the use of our firm name under the heading “Legal Matters” in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

“Fasken Martineau DuMoulin LLP”

Fasken Martineau DuMoulin LLP